Exhibit 99.1

ALTRIA REPORTS 2013 THIRD-QUARTER AND NINE-MONTH RESULTS;
REAFFIRMS 2013 FULL-YEAR EPS GUIDANCE

▪	Altria’s 2013 third-quarter reported diluted earnings per share (EPS) increased over 100% to $0.70, as comparisons were impacted by special items.

▪	Altria’s 2013 third-quarter adjusted diluted EPS, which excludes the impact of special items, increased 12.1% to $0.65.

▪	Altria’s 2013 nine-month reported diluted EPS increased 33.8% to $2.02, as comparisons were impacted by special items.

▪	Altria’s 2013 nine-month adjusted diluted EPS, which excludes the impact of special items, increased 9.0% to $1.81.

▪	Altria reaffirms its guidance for 2013 full-year reported diluted EPS to be in a range of $2.57 to $2.62.

▪	Altria reaffirms its guidance for 2013 full-year adjusted diluted EPS to be in a range of $2.36 to $2.41, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.21 in 2012.
RICHMOND, Va. - October 24, 2013 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2013 third-quarter and nine-month business results, and reaffirmed its guidance for 2013 full-year reported and adjusted diluted EPS.
“During both the quarter and the first nine months, our strategies and diverse business model continued to produce strong results,” said Marty Barrington, Chairman and Chief Executive Officer of Altria. “Our businesses are on-track against their full-year plans, and Altria remains focused on creating long-term value for shareholders.”
“In addition to producing strong results in our core businesses, we’re developing innovative tobacco products for adult tobacco consumers,” said Mr. Barrington. “We’re pleased with Nu Mark’s lead market launch in Indiana of its MarkTen e-vapor products. Further, Nu Mark plans to expand distribution of MarkTen to Arizona in December.”
Conference Call
As previously announced, a conference call with the investment community and news media will be webcast on October 24, 2013 at 9:00 a.m. Eastern Time. Access to the webcast is available at altria.com.

6601 West Broad Street, Richmond, VA 23230

Cost Management
Altria’s current cost reduction program for its tobacco and service company subsidiaries remains on-track and is expected to deliver $400 million in annualized savings versus previously planned spending by the end of 2013.
Cash Returns to Shareholders - Dividends
In August 2013, Altria’s Board of Directors (Board) increased the regular quarterly dividend by 9.1% to $0.48 per common share versus the previous rate of $0.44 per common share. The current annualized dividend rate is $1.92 per common share. As of October 21, 2013, Altria’s annualized dividend yield was 5.3%.
Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
Cash Returns to Shareholders - Share Repurchase Program
In August 2013, the Board authorized a $700 million expansion of Altria’s April 2013 share repurchase program from $300 million to $1 billion. During the third quarter of 2013, Altria repurchased approximately 4.5 million shares of its common stock at an average price of $34.75 for a total cost of approximately $156 million. As of the end of the third quarter of 2013, Altria had approximately $709 million remaining in the expanded program, which it expects to complete by the end of the third quarter of 2014. The timing of share repurchases depends upon marketplace conditions and other factors. The program remains subject to the discretion of the Board.
NPM Arbitration Panel Decision
    As previously announced, on September 11, 2013, the arbitration panel presiding over the non-participating manufacturer adjustment (NPM Adjustment) dispute for 2003 determined that six of 15 states failed to diligently enforce laws that require escrow payments from the cigarette manufacturers that have not signed the Master Settlement Agreement (NPM Arbitration Panel Decision). As a result of this decision, Philip Morris USA Inc. (PM USA) expects to receive a credit of approximately $145 million, plus interest, against its 2014 Master Settlement Agreement payment obligation. PM USA recorded an increase of approximately $145 million in its reported pre-tax earnings for the third quarter of 2013.
2013 Full-Year Guidance
Altria reaffirms its guidance for 2013 full-year reported diluted EPS to be in a range of $2.57 to $2.62. Altria also reaffirms its guidance for 2013 full-year adjusted diluted EPS, which excludes the special items shown in Table 1, to be in a range of $2.36 to $2.41, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.21 in 2012.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are shown in Table 1.

Table 1 - Altria’s Full-Year Earnings Per Share Guidance
	Full Year
	2013 Guidance			2012	Change
Reported diluted EPS	$2.57	to	$2.62	$2.06	25%	to	27%
NPM Adjustment Items [1]			(0.21)	—
Asset impairment, exit and implementation costs			—	0.01
SABMiller special items			0.01	(0.08)
PMCC leveraged lease benefit			—	(0.03)
Loss on early extinguishment of debt			—	0.28
Tax items [2]			(0.01)	(0.03)
Adjusted diluted EPS	$2.36	to	$2.41	$2.21	7%	to	9%
1 Reflects the impact of the NPM Adjustment Settlement ($0.16) and the NPM Arbitration Panel Decision ($0.05).
2 Excludes the tax impact of the Philip Morris Capital Corporation (PMCC) leveraged lease benefit.

ALTRIA GROUP, INC.
Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Altria’s management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria’s management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller plc (SABMiller) special items, certain PMCC leveraged lease items, certain tax items, tobacco and health judgments, and settlements of, and determinations made in, certain NPM Adjustment disputes. Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable and difficult to predict and can distort underlying business trends and results. Altria’s management also reviews income tax rates on an adjusted basis. Altria’s effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria’s management believes that adjusted measures for OCI, operating margins and EPS, as well as the effective tax rate on operations, provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted measures internally for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of adjusted measures to corresponding GAAP measures are provided in the release. Comparisons are to the corresponding prior-year period unless otherwise stated.
Effective January 1, 2013, Altria’s reportable segments are smokeable products, manufactured and sold by PM USA and John Middleton Co. (Middleton); smokeless products, manufactured and sold by or on behalf of U.S. Smokeless Tobacco Company LLC (USSTC) and PM USA; and wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste. Michelle). Prior-period segment data have been recast to conform with the current-period segment presentation.
Altria’s net revenues increased 5.0% to $6.6 billion for the third quarter primarily due to higher net revenues from the smokeable and smokeless products segments, and higher gains on asset sales in the financial services business. For the first nine months, Altria’s net revenues were essentially unchanged at $18.4 billion, primarily due to higher net revenues from the smokeless products and wine segments, and higher gains on asset sales in the financial services business, offset by lower net revenues in the smokeable products segment. Altria’s revenues net of excise taxes increased 6.6% to $4.8 billion for the third quarter and 1.7% to $13.3 billion for the first nine months of 2013.
Altria’s 2013 third-quarter reported diluted EPS increased over 100% to $0.70 primarily due to the 2012 loss on early extinguishment of debt and higher reported OCI in the smokeable products segment, including the impact of the NPM Arbitration Panel Decision. Higher reported OCI in the smokeless products segment, a lower income tax rate, higher earnings from Altria’s equity investment in SABMiller and fewer shares outstanding also contributed to reported diluted EPS growth for the period. Altria’s third-quarter adjusted diluted EPS, which excludes the impact of the special items shown in Table 2, grew 12.1% to $0.65 primarily due to higher OCI in the smokeable and smokeless products segments, a lower income tax rate, higher earnings from Altria’s equity investment in SABMiller and fewer shares outstanding. The lower income tax rate reflects the reduction of certain consolidated tax benefits in 2012 resulting from the debt tender offer in the third quarter of 2012.
For the first nine months of 2013, Altria’s reported diluted EPS increased 33.8% primarily due to the 2012 loss on early extinguishment of debt and higher reported OCI in the smokeable products segment. Higher reported OCI in the smokeable products segment was driven primarily by PM USA’s settlement with certain states of the NPM Adjustment disputes for 2003-2012 (NPM Adjustment Settlement) and the NPM Arbitration Panel Decision (the NPM Adjustment Settlement and the NPM Arbitration Panel Decision are collectively referred to as the NPM Adjustment Items). Higher reported OCI in the smokeless products segment, lower interest and other debt expense and fewer shares outstanding also contributed to reported diluted EPS growth for the period. These factors were partially offset by lower earnings from Altria’s equity investment in SABMiller, primarily due to gains from

SABMiller’s strategic alliance transactions in the first quarter of 2012. Altria’s adjusted diluted EPS, which excludes the special items shown in Table 2, increased 9.0% for the first nine months of 2013 primarily due to higher OCI in the smokeable and smokeless products segments, a lower income tax rate, lower interest and other debt expense, higher earnings from Altria’s equity investment in SABMiller and fewer shares outstanding.

Table 2 - Altria’s Adjusted Results

	Third Quarter			Nine Months Ended September 30,
	2013	2012	Change	2013	2012	Change
Reported diluted EPS	$0.70	$0.32	100%+	$2.02	$1.51	33.8%
NPM Adjustment Items [1]	(0.05)	—		(0.21)	—
Asset impairment, exit and implementation costs	—	—		—	0.01
SABMiller special items	0.01	0.01		0.01	(0.08)
Loss on early extinguishment of debt	—	0.28		—	0.28
PMCC leveraged lease benefit	—	—		—	(0.03)
Tax items [2]	(0.01)	(0.03)		(0.01)	(0.03)
Adjusted diluted EPS	$0.65	$0.58	12.1%	$1.81	$1.66	9.0%
1 Includes the NPM Arbitration Panel Decision (third quarter and nine months) and the NPM Adjustment Settlement (nine months only).
2 Excludes the tax impact of the PMCC leveraged lease benefit (nine months only).

NPM Adjustment Items
Comparisons of Altria’s third-quarter and nine-month reported diluted EPS were impacted by the NPM Arbitration Panel Decision discussed above. As a result of the decision, PM USA recorded a $145 million reduction to cost of sales for the third quarter of 2013.
The comparison of Altria’s nine-month reported diluted EPS also was impacted by the NPM Adjustment Settlement. As a result of the settlement, PM USA recorded a $519 million reduction to cost of sales for the first nine months. The EPS impact of the NPM Adjustment Items is shown in Table 2 and Schedules 6 and 7.
SABMiller Special Items
Special items related to Altria’s equity investment in SABMiller impacted comparisons of Altria’s third-quarter and nine-month reported diluted EPS. Special items for the third quarter and first nine months of 2013 included costs related to SABMiller’s “business capability programme” and its economic and social development program in South Africa, partially offset by gains related to divestitures.  For the first nine months of 2013, special items also included asset impairment charges.
Special items for the third quarter of 2012 included costs related to SABMiller’s “business capability programme” and its acquisition of Foster’s Group Limited (Foster’s).  For the first nine months of 2012, special items included gains resulting from SABMiller’s strategic alliance transactions with Anadolu Efes and Castel, partially offset by costs related to SABMiller’s “business capability programme,” its acquisition of Foster’s and its economic and social development program in South Africa. The EPS impact of these special items is shown in Table 2 and Schedules 6 and 7.
2012 Loss on Early Extinguishment of Debt
Comparisons of Altria’s third-quarter and nine-month reported diluted EPS were impacted by a loss on early extinguishment of debt resulting from the third-quarter 2012 debt tender offer. Altria recorded a pre-tax charge of $874 million against 2012 third-quarter earnings, representing the loss on early extinguishment of debt. This charge is reflected in Schedules 1 and 3, and the EPS impacts are shown in Table 2 and Schedules 6 and 7.
2012 Restructuring Charges
The comparison of Altria’s nine-month reported diluted EPS was impacted by restructuring charges. Altria’s operating companies recorded 2012 nine-month net pre-tax charges totaling $40 million related to the current cost reduction program. These charges are reflected in Schedule 4, and the EPS impacts are shown in Table 2 and Schedule 7.
2012 PMCC Leveraged Lease Benefit
The comparison of Altria’s nine-month reported diluted EPS was impacted by a closing agreement (Closing Agreement) that Altria entered into with the Internal Revenue Service (IRS) in the second quarter of 2012 that conclusively resolved the federal income tax treatment for all prior and future tax years of certain leveraged lease transactions entered into by PMCC. As a result of the Closing Agreement, Altria recorded a one-time net earnings benefit of $68 million during the second quarter of 2012 due primarily to lower than estimated interest on tax underpayments. The net benefit was recorded as a decrease of $75 million to the provision for income taxes and was partially offset by a reduction to cumulative lease earnings of $7 million against net revenues. The EPS impact of this one-time benefit is shown in Table 2 and Schedule 7.
Tax Items
Altria’s reported diluted EPS comparisons for the third quarter and first nine months of 2013 were impacted by tax items. For the third quarter and first nine months of 2013, Altria recorded tax items primarily due to the reversal of tax accruals no longer required. For the third quarter and first nine months of 2012, Altria recorded tax items primarily related to the reversal of tax reserves and associated interest following the closure of the 2004-2006 IRS tax audit of Altria and its consolidated subsidiaries. The 2013 and 2012 tax items are reflected in Schedules 1 and 3, “Provision for income taxes,” and the EPS impacts are shown in Table 2 and Schedules 6 and 7.
Altria anticipates that its 2013 full-year effective tax rate on operations will be approximately 35.7%. A reconciliation between the reported effective tax rate and the effective tax rate on operations for the third quarter and first nine months of 2013 is shown in the table below.

Table 3 - Altria’s 2013 Tax Rates

	Third Quarter	Nine Months Ended September 30
Reported effective tax rate [1]	34.1%	35.0%
Tax benefit from Mondelēz tax matters [2]	0.7	0.3
Other tax benefits primarily due to the reversal of tax accruals no longer required	1.2	0.4
Effective tax rate on operations	36.0%	35.7%
1 Reported effective tax rate is calculated as “Provision for income taxes” divided by “Earnings before income taxes” from Schedules 1 and 3.
2 This tax benefit is fully offset by changes to a corresponding payable to Mondelēz International, Inc. (Mondelēz), which is reflected in Schedules 1 and 3. Due to this offset, Mondelēz tax matters had no impact on Altria’s net earnings and reported and adjusted diluted EPS for the third quarter and first nine months of 2013.

SMOKEABLE PRODUCTS
The smokeable products segment grew adjusted OCI for the third quarter and first nine months of 2013 primarily through higher pricing. PM USA grew its total cigarette retail share versus both prior-year periods.
For the third quarter of 2013, the smokeable products segment’s net revenues increased 3.4% primarily due to higher pricing and higher reported shipment volume, partially offset by higher promotional investments. For the first nine months of 2013, the smokeable products segment’s net revenues decreased 1.0% primarily due to lower reported shipment volume, partially offset by higher pricing. Revenues net of excise taxes for the third quarter and first nine months of 2013 increased 4.6% and 0.5%, respectively.
The smokeable products segment’s 2013 third-quarter reported OCI increased 11.5% primarily due to higher pricing, the NPM Arbitration Panel Decision and higher reported shipment volume. These factors were partially offset by higher promotional investments, higher resolution expense and higher selling, general and administrative expenses due to the timing of spending. For the first nine months of 2013, the smokeable products segment’s reported OCI increased 16.0% primarily due to the NPM Adjustment Items and higher pricing. These factors were partially offset by lower reported shipment volume and higher resolution expense. Adjusted OCI, which is calculated excluding the special items identified in Table 4, grew 3.1% for the third quarter and 2.0% for first nine months of 2013.
Adjusted OCI margin for the smokeable products segment decreased 0.6 percentage points to 41.8% for the third quarter of 2013 and increased 0.6 percentage points to 42.2% for the first nine months of 2013. Revenues and OCI for the smokeable products segment are summarized in Table 4.

Table 4 - Smokeable Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2013	2012	Change	2013	2012	Change
Net revenues	$5,802	$5,613	3.4%	$16,448	$16,616	(1.0)%
Excise taxes	(1,751)	(1,742)		(5,016)	(5,239)
Revenues net of excise taxes	$4,051	$3,871	4.6%	$11,432	$11,377	0.5%

Reported OCI	$1,825	$1,637	11.5%	$5,471	$4,716	16.0%
NPM Adjustment Items [1]	(145)	—		(664)	—
Asset impairment, exit and implementation costs, net	—	2		2	13
Tobacco and health judgments	13	3		18	4
Adjusted OCI	$1,693	$1,642	3.1%	$4,827	$4,733	2.0%
Adjusted OCI margins [2]	41.8%	42.4%	(0.6) pp	42.2%	41.6%	0.6 pp
1 Includes the NPM Arbitration Panel Decision (third quarter and nine months) and the NPM Adjustment Settlement (nine months only).
2 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
PM USA’s 2013 third-quarter reported domestic cigarettes shipment volume increased 1.2% primarily due to one extra shipping day, changes in trade inventories and retail share gains, partially offset by the industry’s rate of decline. After adjusting for calendar differences and changes in trade inventories, PM USA estimates that its third-quarter 2013 domestic cigarettes shipment volume was down approximately 3% and that total cigarette category volume declined approximately 3.5% in the same period. PM USA’s cigarette volume performance for the third quarter of 2013 is summarized in Table 5.
PM USA’s 2013 nine-month reported domestic cigarettes shipment volume decreased 3.6% primarily due to the industry’s rate of decline and changes in trade inventories, partially offset by retail share gains. After adjusting for changes in trade inventories, PM USA estimates that its 2013 nine-month domestic cigarettes shipment volume was down approximately 4%, in line with the estimated decline rate for total cigarette category volume for the same period. PM USA’s cigarette volume performance for the first nine months of 2013 is summarized in Table 5.
Middleton’s 2013 third-quarter reported cigars shipment volume increased 6.0%. For the first nine months of 2013, Middleton’s reported shipment volume decreased 6.6% primarily due to changes in wholesale inventories and retail share losses. Middleton’s volume performance for machine-made large cigars is summarized in Table 5.

Table 5 - Smokeable Products: Shipment Volume (sticks in millions)

	Third Quarter			Nine Months Ended September 30,
	2013	2012	Change	2013	2012	Change
Cigarettes:
Marlboro	29,399	28,954	1.5%	83,953	87,248	(3.8)%
Other premium	2,016	2,177	(7.4)%	5,838	6,503	(10.2)%
Discount	2,702	2,571	5.1%	7,646	7,290	4.9%
Total cigarettes	34,117	33,702	1.2%	97,437	101,041	(3.6)%

Cigars:
Black & Mild	311	298	4.4%	874	940	(7.0)%
Other	9	4	100%+	17	14	21.4%
Total cigars	320	302	6.0%	891	954	(6.6)%

Total smokeable products	34,437	34,004	1.3%	98,328	101,995	(3.6)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to Overseas Military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.
Marlboro’s retail share for the third quarter and first nine months of 2013 was unchanged versus both prior-year periods. Later this month, PM USA will expand Marlboro Edge distribution nationally. Marlboro Edge, part of the Marlboro Black family, offers adult smokers bold, smooth flavor.
PM USA’s total retail share for the third quarter and first nine months of 2013 increased 0.2 and 0.3 share points, respectively, due to retail share gains by L&M in Discount, partially offset by share losses on other portfolio brands. PM USA’s cigarette retail share performance is summarized in Table 6.
In the machine-made large cigars category, Black & Mild’s retail share for the third quarter and first nine months of 2013 decreased 1.1 and 1.6 share points, respectively. Middleton’s retail share performance is summarized in Table 6.

Table 6 - Smokeable Products: Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2013	2012	Percentage point change	2013	2012	Percentage point change
Cigarettes:
Marlboro	43.7%	43.7%	—	43.6%	43.6%	—
Other premium	3.1	3.2	(0.1)	3.1	3.3	(0.2)
Discount	3.9	3.6	0.3	3.9	3.4	0.5
Total cigarettes	50.7%	50.5%	0.2	50.6%	50.3%	0.3

Cigars:
Black & Mild	29.5%	30.6%	(1.1)	29.2%	30.8%	(1.6)
Other	0.2	0.2	—	0.2	0.2	—
Total cigars	29.7%	30.8%	(1.1)	29.4%	31.0%	(1.6)

Note: Retail share results for cigarettes are based on data from IRI/MSAi, a tracking service that uses a sample of stores and certain wholesale shipments to project market share and depict share trends. Retail share results for cigars are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. Both services track sales in the Food, Drug and Mass Merchandisers (including Wal-Mart), Convenience, Military, Dollar Store and Club trade classes. For other trade classes selling cigarettes, retail share is based on shipments from wholesalers to retailers (STARS). These services are not designed to capture sales through other channels, including the internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data for machine-made large cigars. Middleton defines machine-made large cigars as cigars, made by machine, that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. Because the cigars service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its services, which could restate retail share results that were previously released in these services.

SMOKELESS PRODUCTS
The smokeless products segment grew its adjusted OCI for the third quarter and first nine months of 2013 primarily through higher pricing and higher volume. USSTC grew Copenhagen and Skoal’s combined volume and retail share in both periods.
The smokeless products segment’s 2013 third-quarter net revenues increased 11.0% primarily due to higher volume and higher pricing, partially offset by higher promotional investments. For the first nine months, the segment’s net revenues increased 7.2% primarily due to higher volume and higher pricing, partially offset by higher promotional investments and unfavorable mix due to growth in products introduced in recent years at a lower, popular price. For the third quarter and first nine months of 2013, the smokeless products segment’s revenues net of excise taxes increased 9.8% and 6.6%, respectively.
The smokeless products segment’s reported OCI for the third quarter increased 12.6% primarily due to higher volume, higher pricing and 2012 restructuring charges related to the current cost reduction program. These factors were partially offset by higher promotional investments and higher selling, general and administrative expenses. For the first nine months, the segment’s reported OCI increased 13.4% primarily due to higher pricing, higher volume and 2012 restructuring charges related to the current cost reduction program. These factors were partially offset by higher promotional investments and unfavorable mix. Adjusted OCI for the smokeless products segment, which is calculated excluding the special items identified in Table 7, grew 9.1% for both the third quarter and first nine months of 2013. Adjusted OCI margin for the smokeless products segment decreased 0.5 percentage points to 61.8% for the third quarter of 2013 and increased 1.4 percentage points to 62.2% for the first nine months of 2013. Revenues and OCI for the smokeless products segment are summarized in Table 7.

Table 7 - Smokeless Products: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2013	2012	Change	2013	2012	Change
Net revenues	$485	$437	11.0%	$1,333	$1,243	7.2%
Excise taxes	(37)	(29)		(96)	(83)
Revenues net of excise taxes	$448	$408	9.8%	$1,237	$1,160	6.6%

Reported OCI	$277	$246	12.6%	$769	$678	13.4%
Asset impairment, exit and implementation costs, net	—	8		—	27
Adjusted OCI	$277	$254	9.1%	$769	$705	9.1%
Adjusted OCI margins [1]	61.8%	62.3%	(0.5) pp	62.2%	60.8%	1.4 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
For the third quarter of 2013, USSTC and PM USA’s combined reported domestic smokeless products shipment volume increased 9.5% primarily due to one extra shipping day and volume growth for Copenhagen and Skoal. For the first nine months of 2013, USSTC and PM USA’s combined reported domestic smokeless products shipment volume increased 6.0% due to volume growth for Copenhagen and Skoal, partially offset by declines for Other portfolio brands.
Copenhagen and Skoal’s combined reported shipment volume increased 10.5% for the third quarter and 7.2% for the first nine months of 2013. Copenhagen’s volume grew 15.4% for the third quarter and 11.1% for the first nine months of 2013, as the brand continued to benefit from products introduced in recent years. Skoal’s volume increased 3.7% for the third quarter and 1.8% for the first nine months of 2013.
After adjusting for an extra shipping day, trade inventory changes and other factors, USSTC and PM USA estimate that their combined domestic smokeless products shipment volume grew approximately 4% for the third quarter of 2013. After adjusting for trade inventory changes and other factors, USSTC and PM USA estimate that their combined domestic smokeless products shipment volume grew approximately 5% for the first nine months of 2013, in line with estimated volume growth for the smokeless products category over the 12 months ending September 30, 2013.

USSTC and PM USA’s combined volume performance for smokeless products is summarized in Table 8.

Table 8 - Smokeless Products: Shipment Volume (cans and packs in millions)

	Third Quarter			Nine Months Ended September 30,
	2013	2012	Change	2013	2012	Change

Copenhagen	116.4	100.9	15.4%	316.6	284.9	11.1%
Skoal	75.6	72.9	3.7%	213.8	210.0	1.8%
Copenhagen and Skoal	192.0	173.8	10.5%	530.4	494.9	7.2%
Other	20.8	20.5	1.5%	58.6	61.0	(3.9)%
Total smokeless products	212.8	194.3	9.5%	589.0	555.9	6.0%
Note: Other includes certain USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume, which is not material to the smokeless products segment. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can for can basis. To calculate volumes of cans and packs shipped, USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST.
For the third quarter and first nine months of 2013, Copenhagen and Skoal’s combined retail share increased 0.1 and 0.4 share points, respectively. Copenhagen’s retail share grew 1.3 share points for the third quarter of 2013 and 1.4 share points for the first nine months of 2013, as the brand continued to benefit from products introduced over the past several years. Skoal’s 2013 third-quarter and nine-months retail share declined 1.2 and 1.0 share points, respectively, primarily due to competitive activity and Copenhagen’s strong performance.
USSTC and PM USA’s combined retail share for the third quarter and first nine months of 2013 decreased 0.3 and 0.2 share points, respectively, as retail share losses for Skoal and Other portfolio brands were mostly offset by retail share gains for Copenhagen. USSTC and PM USA’s combined smokeless products retail share performance is summarized in Table 9.

Table 9 - Smokeless Products: Retail Share (percent)

	Third Quarter			Nine Months Ended September 30,
	2013	2012	Percentage point change	2013	2012	Percentage point change

Copenhagen	29.6%	28.3%	1.3	29.1%	27.7%	1.4
Skoal	21.2	22.4	(1.2)	21.6	22.6	(1.0)
Copenhagen and Skoal	50.8	50.7	0.1	50.7	50.3	0.4
Other	4.3	4.7	(0.4)	4.3	4.9	(0.6)
Total smokeless products	55.1%	55.4%	(0.3)	55.0%	55.2%	(0.2)
Note: Retail share results for smokeless products are based on data from IRI InfoScan, a tracking service that uses a sample of stores to project market share and depict share trends. The service tracks sales in the Food, Drug and Mass Merchandisers (including Wal-Mart), Convenience, Military, Dollar Store and Club trade classes on the number of cans and packs sold. Smokeless products is defined by IRI as moist smokeless and spit-free tobacco products. Other includes certain USSTC and PM USA smokeless products. New types of smokeless products, as well as new packaging configuration of existing smokeless products, may or may not be equivalent to existing MST products on a can for can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can for can basis. Because this service represents retail share performance only in key trade channels, it should not be considered a precise measurement of actual retail share. It is IRI’s standard practice to periodically refresh its InfoScan services, which could restate retail share results that were previously released in this service.

WINE
Ste. Michelle delivered solid OCI growth for the third-quarter of 2013 and excellent OCI growth for the first nine months of 2013.
Ste. Michelle grew net revenues for the third quarter of 2013 by 5.7% due to improved premium mix and higher pricing, partially offset by lower shipment volume. For the first nine months of 2013, Ste. Michelle grew net revenues by 7.9% due to higher shipment volume, improved premium mix and higher pricing. Revenues net of excise taxes grew 5.9% for the third quarter and 7.9% for the first nine months of 2013.
Ste. Michelle increased OCI for the third quarter of 2013 by 7.7% due to improved premium mix and higher pricing, partially offset by higher selling, general and administrative expenses and lower shipment volume. For the first nine months of 2013, Ste. Michelle grew OCI by 15.9% due to higher shipment volume, improved premium mix and higher pricing, partially offset by higher selling, general and administrative expenses. Ste. Michelle expanded OCI margins by 0.3 percentage points for the third quarter and 1.2 percentage points for the first nine months of 2013. Revenues and OCI for the wine segment are summarized in Table 10.

Table 10 - Wine: Revenues and OCI ($ in millions)

	Third Quarter			Nine Months Ended September 30,
	2013	2012	Change	2013	2012	Change
Net revenues	$148	$140	5.7%	$411	$381	7.9%
Excise taxes	(5)	(5)		(15)	(14)
Revenues net of excise taxes	$143	$135	5.9%	$396	$367	7.9%

Reported and Adjusted OCI	$28	$26	7.7%	$73	$63	15.9%
Reported and Adjusted OCI margins [1]	19.6%	19.3%	0.3 pp	18.4%	17.2%	1.2 pp
1 Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
Ste. Michelle’s 2013 third-quarter reported wine shipment volume decreased 2.0% primarily due to changes in trade inventories. For the first nine months of 2013, Ste. Michelle’s reported wine shipment volume increased 4.7% primarily due to increased distribution of 14 Hands. Ste. Michelle’s reported shipment volume performance for wine is summarized in Table 11.

Table 11 - Wine: Shipment Volume (cases in thousands)

	Third Quarter			Nine Months Ended September 30,
	2013	2012	Change	2013	2012	Change

Chateau Ste. Michelle	680	704	(3.4)%	1,864	1,860	0.2%
Columbia Crest	404	440	(8.2)%	1,202	1,193	0.8%
14 Hands	296	270	9.6%	949	710	33.7%
Other	492	496	(0.8)%	1,393	1,403	(0.7)%
Total Wine	1,872	1,910	(2.0)%	5,408	5,166	4.7%

Altria’s Profile
Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Nu Mark LLC (Nu Mark), Ste. Michelle and PMCC. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and MarkTen™. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars®, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the period ended June 30, 2013.
These factors include the following: Altria’s tobacco businesses (including PM USA, USSTC, Middleton and Nu Mark) being subject to significant competition; changes in adult tobacco consumer preferences and demand for their products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration (FDA). Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc.

Altria Client Services	Altria Client Services
Investor Relations	Media Relations
804-484-8222	804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2013	2012	% Change

Net revenues	$6,553	$6,242	5.0%
Cost of sales [1]	1,939	1,982
Excise taxes on products [1]	1,793	1,776
Gross profit	2,821	2,484	13.6%
Marketing, administration and research costs	599	487
Asset impairment and exit costs	—	9
Operating companies income	2,222	1,988	11.8%
Amortization of intangibles	5	5
General corporate expenses	60	61
Changes to Mondelēz and PMI tax-related receivables/payables	25	(48)
Corporate asset impairment and exit costs	—	1
Operating income	2,132	1,969	8.3%
Interest and other debt expense, net	269	282
Loss on early extinguishment of debt	—	874
Earnings from equity investment in SABMiller	(255)	(230)
Earnings before income taxes	2,118	1,043	100%+
Provision for income taxes	722	386
Net earnings	1,396	657	100%+
Net earnings attributable to noncontrolling interests	—	—
Net earnings attributable to Altria Group, Inc.	$1,396	$657	100%+

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$0.70	$0.32	100%+

Weighted-average diluted shares outstanding	1,998	2,024	(1.3)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Segment
For the Quarters Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues [1]
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2013	$5,802	$485	$148	$118	$6,553
2012	5,613	437	140	52	6,242
% Change	3.4%	11.0%	5.7%	100%+	5.0%

Reconciliation:
For the quarter ended September 30, 2012	$5,613	$437	$140	$52	$6,242
Operations	189	48	8	66	311
For the quarter ended September 30, 2013	$5,802	$485	$148	$118	$6,553

	Operating Companies Income [1]
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2013	$1,825	$277	$28	$92	$2,222
2012	1,637	246	26	79	1,988
% Change	11.5%	12.6%	7.7%	16.5%	11.8%

Reconciliation:
For the quarter ended September 30, 2012	$1,637	$246	$26	$79	$1,988
Asset impairment and exit costs - 2012	1	8	—	—	9
Implementation costs - 2012	1	—	—	—	1
Tobacco and health judgments - 2012	3	—	—	—	3
	5	8	—	—	13

NPM Adjustment Items - 2013	145	—	—	—	145
Tobacco and health judgments - 2013	(13)	—	—	—	(13)
	132	—	—	—	132
Operations	51	23	2	13	89
For the quarter ended September 30, 2013	$1,825	$277	$28	$92	$2,222

[1] Prior-period segment data have been recast to conform with the current-period segment presentation.

Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	2013	2012	% Change

Net revenues	$18,386	$18,376	0.1%
Cost of sales [1]	5,210	5,860
Excise taxes on products [1]	5,127	5,336
Gross profit	8,049	7,180	12.1%
Marketing, administration and research costs	1,550	1,511
Asset impairment and exit costs	1	46
Operating companies income	6,498	5,623	15.6%
Amortization of intangibles	15	15
General corporate expenses	173	167
Changes to Mondelēz and PMI tax-related receivables/payables	25	(48)
Corporate asset impairment and exit costs	—	1
Operating income	6,285	5,488	14.5%
Interest and other debt expense, net	794	868
Loss on early extinguishment of debt	—	874
Earnings from equity investment in SABMiller	(738)	(973)
Earnings before income taxes	6,229	4,719	32.0%
Provision for income taxes	2,182	1,641
Net earnings	4,047	3,078	31.5%
Net earnings attributable to noncontrolling interests	—	(1)
Net earnings attributable to Altria Group, Inc.	$4,047	$3,077	31.5%

Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$2.02	$1.51	33.8%

Weighted-average diluted shares outstanding	2,001	2,028	(1.3)%

[1]  Cost of sales includes charges for resolution expenses related to state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Segment
For the Nine Months Ended September 30,
(dollars in millions)
(Unaudited)

	Net Revenues [1]
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2013	$16,448	$1,333	$411	$194	$18,386
2012	16,616	1,243	381	136	18,376
% Change	(1.0)%	7.2%	7.9%	42.6%	0.1%

Reconciliation:
For the nine months ended September 30, 2012	$16,616	$1,243	$381	$136	$18,376
PMCC leveraged lease charge - 2012	—	—	—	7	7
Operations	(168)	90	30	51	3
For the nine months ended September 30, 2013	$16,448	$1,333	$411	$194	$18,386

	Operating Companies Income [1]
	Smokeable Products	Smokeless Products	Wine	All Other	Total
2013	$5,471	$769	$73	$185	$6,498
2012	4,716	678	63	166	5,623
% Change	16.0%	13.4%	15.9%	11.4%	15.6%

Reconciliation:
For the nine months ended September 30, 2012	$4,716	$678	$63	$166	$5,623
Asset impairment and exit costs - 2012	24	22	—	—	46
Implementation (gain) costs - 2012	(11)	5	—	—	(6)
PMCC leveraged lease charge - 2012	—	—	—	7	7
Tobacco and health judgments - 2012	4	—	—	—	4
	17	27	—	7	51

NPM Adjustment Items - 2013	664	—	—	—	664
Asset impairment and exit costs - 2013	(1)	—	—	—	(1)
Implementation costs - 2013	(1)	—	—	—	(1)
Tobacco and health judgments - 2013	(18)	—	—	—	(18)
	644	—	—	—	644
Operations	94	64	10	12	180
For the nine months ended September 30, 2013	$5,471	$769	$73	$185	$6,498

[1] Prior-period segment data have been recast to conform with the current-period segment presentation.

			Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data by Segment
(dollars in millions)
(Unaudited)

	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,751	$1,742	$5,016	$5,239
Smokeless products	37	29	96	83
Wine	5	5	15	14
	$1,793	$1,776	$5,127	$5,336

The segment detail of charges for resolution expenses related to state settlement and other tobacco agreements included in cost of sales is as follows:

Smokeable products [1]	$1,133	$1,223	$2,969	$3,657
Smokeless products	3	3	9	8
	$1,136	$1,226	$2,978	$3,665

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$59	$56	$176	$165
Smokeless products	1	1	2	2
	$60	$57	$178	$167

[1] Amounts include a pre-tax credit of $145 million and $664 million for the quarter and nine months ended September 30, 2013, respectively, related to the NPM Adjustment Items.

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2013 Net Earnings	$1,396	$0.70
2012 Net Earnings	$657	$0.32
% Change	100%+	100%+

Reconciliation:
2012 Net Earnings	$657	$0.32

2012 Asset impairment, exit and implementation costs	7	—
2012 Tobacco and health judgments	2	—
2012 SABMiller special items	12	0.01
2012 Loss on early extinguishment of debt	559	0.28
2012 Tax items	(62)	(0.03)
Subtotal 2012 special items	518	0.26

2013 NPM Adjustment Items	93	0.05
2013 Tobacco and health judgments	(10)	—
2013 SABMiller special items	(9)	(0.01)
2013 Tax items	25	0.01
Subtotal 2013 special items	99	0.05

Fewer shares outstanding	—	0.01
Change in tax rate	44	0.02
Operations	78	0.04
2013 Net Earnings	$1,396	$0.70

2013 Net Earnings Adjusted For Special Items	$1,297	$0.65
2012 Net Earnings Adjusted For Special Items	$1,175	$0.58
% Change	10.4%	12.1%

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Nine Months Ended September 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted EPS
2013 Net Earnings	$4,047	$2.02
2012 Net Earnings	$3,077	$1.51
% Change	31.5%	33.8%

Reconciliation:
2012 Net Earnings	$3,077	$1.51

2012 Asset impairment, exit and implementation costs	25	0.01
2012 Tobacco and health judgments	3	—
2012 SABMiller special items	(172)	(0.08)
2012 Loss on early extinguishment of debt	559	0.28
2012 PMCC leveraged lease benefit	(68)	(0.03)
2012 Tax items [1]	(51)	(0.03)
Subtotal 2012 special items	296	0.15

2013 NPM Adjustment Items	427	0.21
2013 Asset impairment, exit and implementation costs	(1)	—
2013 Tobacco and health judgments	(14)	—
2013 SABMiller special items	(16)	(0.01)
2013 Tax items	25	0.01
Subtotal 2013 special items	421	0.21

Fewer shares outstanding	—	0.02
Change in tax rate	58	0.03
Operations	195	0.10
2013 Net Earnings	$4,047	$2.02

2013 Net Earnings Adjusted For Special Items	$3,626	$1.81
2012 Net Earnings Adjusted For Special Items	$3,373	$1.66
% Change	7.5%	9.0%

[1] Excludes the tax impact included in the PMCC leveraged lease benefit.

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	September 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$4,211	$2,900
Inventories	1,718	1,746
Deferred income taxes	1,218	1,216
Other current assets	402	453
Property, plant and equipment, net	2,041	2,102
Goodwill and other intangible assets, net	17,237	17,252
Investment in SABMiller	6,520	6,637
Finance assets, net	2,153	2,581
Other long-term assets	450	442
Total assets	$35,950	$35,329

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$1,984	$1,459
Accrued settlement charges	3,047	3,616
Other current liabilities	3,306	3,184
Long-term debt	12,892	12,419
Deferred income taxes	6,466	6,652
Accrued postretirement health care costs	2,492	2,504
Accrued pension costs	1,243	1,735
Other long-term liabilities	505	556
Total liabilities	31,935	32,125
Redeemable noncontrolling interest	34	34
Total stockholders’ equity	3,981	3,170
Total liabilities and stockholders’ equity	$35,950	$35,329

Total debt	$14,876	$13,878